UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2005

VISTACARE, INC.

(Exact name of registrant as specified in its chapter)

Delaware	000-50118	06-1521534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road,
Suite 5000
Scottsdale, Arizona 85251

(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code: (480) 648-4545

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

On January 10, 2005, VistaCare, Inc. (the “Company”) announced the appointment of David W. Elliot, Jr. as the Company’s President and Chief Operating Officer (“COO”) and, in connection with the appointment, the Company entered into a Management Agreement with Mr. Elliot, which sets forth certain severance arrangements in the event of termination of Mr. Elliot’s employment by the Company.

Under the Management Agreement, Mr. Elliot will continue to receive his then current salary, as well as health and life insurance benefits (or the full value thereof in cash), for 12 months after the date of his employment termination, if the termination occurs before a “change in control” of the Company and the termination is by the Company for any reason other than “cause” or Mr. Elliot’s death or “disability,” or by Mr. Elliot for “good reason,” as such terms are defined in the Management Agreement. If Mr. Elliot terminates his employment for any reason within 12 months following the closing of a “sale of the Company,” as defined in the Management Agreement, he will be entitled to (1) receive his then current salary in bi-weekly installments, as well as health and life insurance benefits (or the full value thereof in cash), for 18 months after the date of his employment termination and (2) exercise, within 90 days of his employment termination, all vested options granted to him by the Company together with those options that would have vested had Mr. Elliot remained employed by the Company for the 18-month period following his termination. If Mr. Elliot’s employment with the Company is terminated within two years following a change in control by the Company for any reason other than cause or his death or disability, or by Mr. Elliot for good reason, Mr. Elliot will (1) receive within 30 days of his employment termination a lump sum payment equal to two times his then current annual salary and (2) continue to receive for two years after the date of his termination the health and life insurance benefits he would have received had his employment by the Company not terminated (or the full value thereof in cash). In the event that Mr. Elliot’s employment by the Company is terminated following a change in control and Mr. Elliot is entitled to the payment and benefits described above, the vesting of all options the Company has granted to Mr. Elliot to purchase shares of the its common stock will be accelerated in full. The Company’s financial obligations to Mr. Elliot under the Management Agreement is contingent on the Company’s receipt of an executed release from Mr. Elliot, releasing and discharging the “Company indemnitees,” as defined in the Management Agreement, from any and all known and unknown claims Mr. Elliot may have against such Company indemnitees. In addition, the Management Agreement provides that Mr. Elliot’s employment by the Company is “at-will” and that nothing contained therein shall be construed as an employment contract. A copy of the Management Agreement is attached as Exhibit 10.43 to this Current Report and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     5.02 (c)

On December 10, 2005, the Company announced in a press release the appointment of Mr. Elliot as the Company’s President and COO effective January 10, 2005. A copy of the press release is attached as Exhibit 99.01 to this Current Report and is incorporated herein by reference.

According to the terms of the offer of employment which was made by the Company and accepted by Mr. Elliot, Mr. Elliot will receive an initial base salary of $325,000 per year. He is eligible for an annual bonus of up to 55% of his base salary, contingent on the achievement of both personal and company goals. Mr. Elliot has also received an incentive stock option grant to purchase 325,000 shares of the Company’s common stock at an exercise price of $15.92 (the last sale price as quoted on NasdaqNM at the market close on January 10, 2005). Twenty percent of the options vested upon the grant date (January 10, 2005), with the remaining 80% to be vested in four equal installments at the first, second, third and fourth anniversary of the grant date. Mr. Elliot will be entitled to customary benefits during his employment by the Company as are provided generally to other senior executives of the Company, including health, dental, life and disability insurance, 401(k) and other employee benefits. The Company will also pay, in accordance with the Company relocation guidelines, for certain expenses and costs relating to Mr. Elliot relocation to Phoenix, Arizona. Mr. Elliot does not have an employment agreement, but has entered into a management agreement, with the Company. The description of that management agreement is incorporated herein by reference to Item 1.01 of this Current Report.

From May 2002 until January 2005, Mr. Elliot, who is 44 years old, was the President, CEO and a member of the board of directors, of VMBC, LLC, The VASCLIP Company, a privately held company focused on providing a less invasive surgical alternative to vasectomy. Prior to that, Mr. Elliot was Vice President of Sales and Marketing of Advanced Respiratory, Inc. from March 2001 to May 2002, when the company was acquired by the Batesville, Indiana-based Hill-Rom Company, now owned by Hillenbrand Industries, Inc. From August 1996 through February 2001, Mr. Elliot held management positions at St. Jude Medical, Inc., including serving as Director of Corporate Business Development and Vice President, Global Marketing for its Cardiac Rhythm Management Division.

     5.02 (d)

In the same press release dated January 10, 2005, the Company states it expects that its Board of Directors (the “Board”) will appoint Mr. Elliot to the Board as a Class I member of the Board. As disclosed elsewhere in this Current Report, Mr. Elliot does not have an employment agreement, but has entered into a management agreement, with the Company. The description of that management agreement is incorporated herein by reference to Item 1.01 of this Current Report.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit
Number	Exhibit Title or Description
10.43	Management Agreement between VistaCare, Inc. and David W. Elliot, Jr., dated January 10, 2005.

99.01	Press release entitled “VISTACARE APPOINTS VETERAN HEALTHCARE EXECUTIVE AS NEW PRESIDENT AND COO: David W. Elliot, Jr. Will Oversee Day-To-Day Operations of Field and Home Offices,” dated January 10, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTACARE, INC.

Date: January 10, 2005	By:	/s/ Stephen Lewis

	Name:	Stephen Lewis

	Title:	Secretary